UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )
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Filed by a Party other than the Registrant  ☐
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 ☐ Preliminary Proxy Statement
 ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
 ☒ Definitive Additional Materials
  ☐ Soliciting Material Pursuant to § 240.14a-12

Delek US Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2026

EXPLANATORY NOTE

This Supplement dated March 27, 2026 (this “Supplement”), amends and supplements the definitive proxy statement of Delek US Holdings, Inc. (the “Company”) dated March 10, 2026 (the “Proxy Statement”) and is being furnished to the Company’s stockholders in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 20, 2026, at 11:30 a.m. Central Time. (the “Annual Meeting”).

Following the filing of the Proxy Statement, Institutional Shareholder Services (“ISS”), a proxy advisory firm, recommended voting against Proposal 3 in the Proxy Statement that would approve a 2026 Long-Term Incentive Plan (the “2026 Plan”) that would, among other things, increase the number of shares of common stock authorized for issuance over the Company’s existing 2016 Long-Term Incentive Plan (the “2016 Plan”) by an additional 1,400,000 shares.

Based on the ISS recommendation, the Company has decided to revise the text of the 2026 Long-Term Incentive Plan Proposal (Proposal 3) to reduce the increase in the number of shares of common stock authorized for issuance under the 2026 Plan over the 2016 Plan down to an additional 1,300,000 shares, and revise the text of the Amended and Restated 2026 Plan (attached as Appendix A to the Proxy Statement) to change the number of shares available for awards in Section 4(a) to 1,300,000 shares of common stock. No other changes to the Proxy Statement are being made.

This Supplement should be read in conjunction with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the Proxy Statement.